FINAL TRANSCRIPT
Thomson StreetEvents
Conference Call Transcript BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call Event Date/Time: Nov. 16. 2006 / 8:30AM ET

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tim Johnson
Big Lots, Inc. - VP Strategic Planning & Investor Relations

Steve Fishman
Big Lots, Inc. - Chairman & CEO

Chuck Haubiel
Big Lots, Inc. - SVP & General Counsel

Joe Cooper
Big Lots, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Ron Bookbinder
Sterne Agee - Analyst

John Zolidis
Buckingham Research - Analyst

Patrick McKeever
Avondale Partners - Analyst

David Mann
Johnson Rice - Analyst

Mary Lee Zaco
KeyBanc - Analyst

Jim Norris
Cooke & Bieler - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third quarter 2006 conference call. [OPERATOR INSTRUCTIONS] At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & Investor Relations

Thanks, Marie, and thank you, everyone, for joining us on our third quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer; and Chuck Haubiel, Senior Vice President and General Counsel. Before we get started, as discussed in detail in this morning's press release, our reported results for the quarter contained charges related to certain litigation settlement activity and Chuck will cover those details later in the call. We do not believe these charges are directly related to the Company's ongoing operations. Therefore, we have provided supplemental, non-GAAP third quarter and year-to-date financial statements that exclude these items. A presentation of the most directly comparable financial measures calculated in accordance with GAAP and a reconciliation between the GAAP financial measures and the non-GAAP financial measures are also included in our press release, which is posted on our website at www.biglots.com in the Investors section under the Investor Relations-Press Releases caption. We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance. Additionally, as you can see from our earnings release this morning, our results include both continuing and discontinued operations. The discontinued operations activity in the third quarter and year-to-date results in fiscal 2006 reflects the 130 stores closed in January 2006 as described in our form 10-K as well as any changes to our KB reserves. As an additional reminder, all references to 2005 that we make today relate to results that were revised for discontinued operations as reflected in our form 10-K filed with the SEC on April 13th of this year.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Since we do not view these litigation charges or the discontinued operations as relevant to the ongoing operations of the business, our comments today will be based on results excluding these items.

Also, we will be speaking to our updated guidance, so I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

Just to set our agenda for this morning real quick, first Steve will share some thoughts on our third quarter performance. Chuck will discuss some recent legal activity. Joe will then cover for you our financial results and talk about our outlook for the fourth quarter and the full fiscal year. Then Steve will wrap up with some thoughts on the "9 Weeks of Christmas" before we open it up for your questions. With that, I would like to turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Good morning, everyone, and thanks for joining us. Before we walk you through the details of our third quarter performance and guidance update, I want to share with you some of my thoughts on the quarter. First, let me start by saying I'm pleased with our results. Our execution was good in merchandising, as well as from an operational perspective in our stores and distribution centers. But what's really important to understand is that the third quarter did not just happen. It's been 15 months or so of hard work repositioning our business that brought us to this point. I know that a great number of our associates listen to these calls and to them, I want to say thank you for all of your hard work that is showing up in our results.

We've consistently said that 2006 would be a year of testing and learning about our business. In the third quarter, we learned a great deal about our business. We learned that we can drive business during back to school time periods. Typically this time is reserved for retailers that are heavy in apparel. We enjoyed success in several categories that are related to back to school, like stationary, which had an outstanding quarter with comps up 20% driven by paper products, art supplies, and scrapbooking, which continues to perform very well. Basic apparel obviously is synonymous with back to school and our basic denim and basic tees drove comps in this area. Furniture and domestics, which have a back to school element on college campuses, did very well also.

We learned that our furniture business can be a feature on the front page of an ad circular during certain times of the year. For the first time ever, we featured furniture on the front cover of our Labor Day ad and increased circulation distribution to our stores that carry furniture. This promotion was very successful and we're strategizing how to best use this knowledge for the future.

We learned that our customer responds to holiday events, two or three day specials with items at red-hot prices, another component of a very successful Labor Day ad for Big Lots.

We learned how to execute better on big deals, like the drug store liquidation deal we had in our stores for most of the quarter. We did a much better job allocating the goods and executing in the stores and we are looking for more of these types of opportunities. The drugstore liquidation deal alone contributed 1% of our comp for third quarter.

We learned about ways to be successful using in-store signage and presentation to drive business. Whether it's on end caps or the new signage package and presentation in our clearance area, which proved to us we can drive business and turn the goods. We learned about the ease of execution and the shopability that comes from PDQs. We continue to get better and better at signing and merchandise presentation.

Transitioning right into category performance, we learned that our seasonal business is not dead and we can execute better. After several quarters of struggling, I was encouraged by our fall seasonal business in Q3. Both Halloween and harvest comped positive for the quarter on less inventory. Our Christmas trim merchandise flowed and set in the stores later this year. Sales of Christmas trim were on plan for the quarter and we're well positioned for Q4. So a lot of good learnings came out of the third quarter that we can take forward for Q4 and for next year.

From a merchandising perspective, I continue to be encouraged by the broad-based strength and performance from our major categories and also with the way our merchants and planners are managing our inventory, which is our single biggest asset.

Hardlines was our best comp category, up in the high-single digits with particular strength in electronics, small appliances, and automotive. We invested a little more money in inventory and dedicated more space in our ads here and it paid off.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Consumables had another good quarter with comps up mid-single digits and beat plan in sales, gross margin dollars and turn. The team is effectively managing their inventory and remains liquid with open to buy dollars to chase business in branded closeout product.

Our home business performed well for the quarter, particularly in the furniture area. Furniture comped up mid-single digits on top of a 15% comp increase last year. So strong growth on strong growth. We're the dominant player in the entry price point furniture business and we have some very exciting things planned for the fourth quarter to try to capitalize on this niche. Also within the home business, domestics, which for us includes classifications like sheets, towels, bath accessories, rugs, and window treatments, did very well for the quarter. Basic apparel, particularly denim, was a success in Q3. Incremental sales and incremental gross margin dollars through engineered closeouts are delivering value to the customer in this category.

In seasonal, we moved through lawn and garden and summer clearance better than expected. And as I mentioned, our fall assortments are off to a pretty good start. This time of year we think of toys as seasonal-type product as well. Similar to Christmas trim, we're running the toy business different this year. We believe that it will be a highly competitive marketplace during the holiday season.

Outside of better merchandising, our marketing program continues to help drive sales. Our ad circulars were over 15% more productive than last year, and we're very pleased with the results for the quarter, especially given the fact that we spent less marketing dollars than last year to get our 5.8% comp for the quarter. With that, I'm going to turn it over to Chuck.

Chuck Haubiel - Big Lots, Inc. - SVP & General Counsel

Thanks, Steve. As I'm sure you noticed in this morning's press release, we announced the preliminary settlement of two lawsuits, both occurring during the third quarter. The first action involves the alleged misclassification as exempt of certain current and former employees who worked for the Company as furniture department managers between November of 2001 and October of 2003. As noted in the release, we reached an agreement, subject to both class and court approval, to settle this matter for $2.95 million resulting in a third quarter after-tax charge of $2 million.

The second lawsuit alleges violations of California wage and hour laws. Specifically, the action seeks to recover unpaid wages and rest and meal period compensation. Over 37,000 current and former employees who worked in our California stores since September 2001 are eligible to participate in this lawsuit. During the third quarter, the Company reached an agreement and received preliminary court approval to settle this matter for $6.5 million, resulting in a third quarter after-tax charge of $4.1 million.

In addition to these litigation matters, I would like to address the previously announced sale of a piece of real estate in California. Under the threat of eminent domain, we sold a Company-owned and operated store in Hollywood for an estimated $12.8 million gain. As part of the sale, we entered into a lease which permits us to occupy and operate the store through January 2009 in exchange for $1 per year rent plus the cost of taxes, insurance, and common area maintenance. Because of our continuing involvement with the property at below market rent, the sale is being recognized as a finance obligation under the provisions of SFAS No. 66, Accounting for Sales of Real Estate. As a result, the gain on the sale will be deferred until the end of the lease, expected to be in the fourth quarter of 2008. I'll now turn it back to Joe.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Thanks, Chuck, and good morning, everyone. As Tim mentioned, my commentary this morning will be focused on continuing operations, excluding the litigation charges that Chuck just covered. For the third quarter of fiscal 2006, we reported income from continuing operations of $7.9 million or $0.07 per diluted share, compared to a loss from continuing operations of $16.2 million or a loss of $0.14 per diluted share a year ago. This was ahead of our original guidance and exceeded the Thomson Financial/First Call's consensus estimate. Our favorability to guidance was principally related to: First, sales favorability as we delivered a comp of 5.8% against guidance of 3 to 5%. Second, our gross margin rate was above guidance and above last year. Next, our SG&A performance was better than anticipated, both operationally and due to a couple of unanticipated nonrecurring items. Finally, both our interest expense and tax rate came in slightly lower.

Sales for the third quarter were $1.05 billion, an increase of 5.9% over the prior year. Comparable store sales increased 5.8%, driven by continued strength in the value of the average basket. The basket was driven by our "raise the ring" strategy, which resulted in an increase in average item retail across all merchandise categories.

Gross margin dollars increased over 8% per store compared to last year, or at a faster rate than sales. Our gross margin rate for the third quarter of 39.6% was 50 basis points higher than last year's gross margin rate of 39.1%, due to a combination of a higher initial markup on receipts and slightly lower freight costs. Our merchants continue to make progress executing against their roadmap strategies and are buying better goods at better costs, and lower freight costs resulted from some moderation in diesel costs along with some cost savings programs that our Transportation team has been working on.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

We continue to be pleased with our expense performance as our SG&A rate of 38.4% was 380 basis points better than last year. To give you an idea of where that leverage came from, the biggest leverage impact continues to be the operational improvements or efficiencies in our stores and DCs due to lower inventory levels and better, timelier flow of merchandise. The end result is cleaner, easier to navigate selling floors and backrooms in our stores, which has meant less payroll is needed. Next is "raise the ring". "raise the ring" generally results in slightly higher average item retail and at this higher average item retail, you need fewer units or cartons of merchandise to achieve your sales dollars. Fewer cartons leads to fewer payroll hours and fewer distribution center payroll hours. Third, we continue to benefit from the WIN-related headcount reductions that were actioned in Q4 of last year. This was essentially the last quarter for that year-over-year reduction. In the first three quarters of 2006, we recognized an estimated $25 to $30 million of benefit spread pretty evenly Q1 through Q3. Next over the course of this year, we have shifted about $4 million of advertising from the third quarter to the fourth quarter to support the "9 Weeks of Christmas". Finally, nonrecurring occupancy and property tax settlements helped reduce SG&A by approximately $3 to $4 million or $0.02 per share in the third quarter.

Net interest expense was $100,000 for the quarter compared to net interest expense of $2.4 million last year. Higher earnings, lower CapEx, and record inventory turnover resulted in higher free cash flow over the last 12 months and consequently, lower average borrowings compared to a year ago.

The income tax rate for the quarter of 33.6% was better than planned due to favorable settlement activities.

Turning to the balance sheet, we ended the quarter with total inventory of $995 million, down $95 million or 9% to last year. Comparable in-store inventory declined 2% year-over-year. The merchants have done a wonderful job managing inventory purchases and flow all year. And remember, a 2% decline in comp store inventory, while achieving a higher average item retail, means actual in-store units were down even more than 2%, which is driving efficiencies in our stores and DCs.

We ended Q3 with bank debt of $36 million, down $217 million to last year. Our cash outflows were $51 million in the third quarter versus cash outflows of $74 million last year. Improved Q3 cash flow was principally due to higher net income. We characterize cash flow as cash generated by operations less cash used in investing activities, or CapEx. We use this measurement in order to exclude the impact of our share repurchase program, cash received from stock option exercises, as well as the $13 million received from the sale of our Hollywood store. We have included cash flow tables in our press release for your reference.

Capital expenditures were $11 million for the quarter, down $3 million compared to last year. The decreased level of capital spending is primarily due to fewer new store openings this year. Depreciation expense for the third quarter was $25 million, down $3 million compared to last year.

During the third quarter, we opened three new stores and closed one store, ending the quarter with 1,403 stores. At the end of the third quarter, total selling square footage was 29.9 million.

Currently we have $16 million remaining under our $150 million share repurchase program, which we expect to complete in the fourth quarter by utilizing operating cash flow. Year-to-date we have repurchased 8.7 million shares at a total cost of $134 million and an average price of $15.35 per share.

Moving on to the outlook, today we increased our sales and EPS guidance for the fourth quarter and the full fiscal year. For the fourth quarter, our revised sales guidance calls for a 3% to 5% comp increase with net sales estimated to be in the range of $1.5 to $1.525 billion. We expect a higher gross margin rate in the fourth quarter compared to last year due to lower markdowns. We expect SG&A leverage of up to 50 basis points, which is better than our prior guidance of slight deleverage. The fourth quarter leverage is lower than the trends of the first three quarters of the year due to, first, the largest impact of SG&A rate leverage in Q4 will come from bonus expense. Based on our performance to date and expectations for Q4, we estimate that bonus expense will be in the neighborhood of $15 million or 100 basis points above last year when there was very little bonus payout incurred or accrued in the fourth quarter. Next, marketing dollars are up approximately $7 million in Q4 compared to last year in anticipation of a highly competitive and aggressive advertising environment. We believe that these dollars will support our 3% to 5% comps for the quarter during the competitive holiday environment. As you are aware, we have enjoyed significant SG&A savings in the first three quarters due to lower inventory levels. As Steve mentioned earlier, this is a year of testing and learning and this year we will learn what lower levels of inventory mean in Q4 when our inventory levels traditionally ramp-up approximately 20% to 25% to support accelerating sales in November and December. Also in terms of leverage, keep in mind that Q4 of last year was our best SG&A quarter with leverage of 100 basis points creating our most difficult comparison for this year.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Based on these assumptions, the Company now estimates income from continuing operations of $0.62 to $0.67 per diluted share for the fourth quarter of fiscal 2006, up from our original guidance of $0.55 to $0.60. This guidance compares favorably to the $0.33 per diluted share in Q4 of last year. As a reminder, this guidance does include the positive impact of this year's 53rd week, which we have estimated to be approximately $0.05 per share.

With the strength of the third quarter operating results and our updated guidance for fourth quarter, we have raised our guidance for the full year. Excluding the litigation charges of $0.05 per diluted share that Chuck discussed earlier, full-year EPS from continuing operations are now expected to be in the range of $0.85 to $0.90 per diluted share. I would encourage you to read the table in our press release that clarifies our Q4 and fiscal year guidance. This full-year guidance compares favorably to our prior annual guidance, which called for EPS from continuing operations of $0.62 to $0.67 per diluted share. Last year's earnings from continuing operations were $0.14 per diluted share. For the year, we are forecasting gross margin rate expansion of up to 50 basis points and SG&A leverage of up to 175 basis points. We now expect interest income of $1 million for the year and our tax rate is expected to be in the range of 35% to 38%. Given the higher EPS guidance, we are now forecasting cash flow of approximately $200 million for the year, up from prior guidance of $175 million. From a real estate perspective, we are estimating we will open 11 new stores for the full year of fiscal 2006 and our real estate team has had a successful few months in renegotiating leases leading us to forecast that we will only close 38 stores this year. This is lower than our prior guidance of 50 store closings that we gave you a few months ago. Steve.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Before we open it up for your questions, I want to spend a minute talking about Q4 and the future. The "raise the ring" strategies are clearly working and will be a big part of Q4 in the "9 Weeks of Christmas". It's all about brand names, great value, and savings for our customers. If we have learned anything this year it is that there is no price points that we should be afraid of if the value proposition is compelling enough. In fact, I've mentioned this before and it held true again in Q3. There's very little disparity in store level performance or comps based on income demographics. Or said another way, stores with a customer base that have a household income of $40,000 are achieving similar comps to stores that have a customer base with a household income of $60,000 or more.

Our merchants and marketing team have been preparing for the "9 Weeks of Christmas" since last January. Coming out of last Christmas we had a pretty good idea what we wanted to stand for from a merchandising perspective and we started sourcing the product then until waiting for the phone to ring. So I believe that we have nine weeks of strong merchandising statements planned by focusing on certain key classifications and brand names at great values.

Additionally, we've distorted our marketing dollars to the fourth quarter in an effort to support what we believe can be a compelling offer for the holiday season. From a marketing perspective, we will have one additional ad circular in the fourth quarter compared to last year. Each of our ads this year will be eight-page ads versus a mixture of four, six, and eight pages last year. So more pages and slightly more items featured this year compared to last year. However, since we've been effectively managing our inventory throughout the year, we can execute this strategy while keeping overall comp store inventory below last year's level. It means that a bigger percentage of our inventory will have marketing support and is compelling enough to be featured in an ad.

We've also invested more dollars in television advertising to create more buzz about the great values we have in our stores and to encourage people to visit our new, upgraded website. As you can probably tell, and definitely feel if you've been in our stores, we're approaching Q4 differently and we believe we are ready for the all important "9 Weeks of Christmas".

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & Investor Relations

That concludes our prepared remarks. Marie, we would like to now open it up for questions.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] The first question comes from the line of David Mann with Johnson Rice.

David Mann - Johnson Rice - Analyst

Hi, yes. Good morning, everyone, congratulations.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you.

David Mann - Johnson Rice - Analyst

First question I have is related to gross margin. You said, I believe, that initial markup has been better for you in the third quarter. Can you just elaborate a little bit more on how you're achieving that. Is that better buying or is that the mix of goods you're buying?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I think the answer is yes to all, David. One, we are buying better and we're being more intelligent about what we want to buy. I would tell you that the mix of the business has been relatively consistent, other than I mentioned that the home business continues to be a little bit more vibrant and those margins are slightly higher margins than our average. And the third part that we kind of touched on before is that we're sourcing more intelligently I think from the Orient and we're seeing strides slowly but surely being made on the goods that are coming in from the Orient.

David Mann - Johnson Rice - Analyst

So it sounds like some of this IMU strategy should have the potential to continue into the future, not just into the fourth quarter?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I think we'll talk about next year in March when we release the year-end, which we've committed to all along.

David Mann - Johnson Rice - Analyst

Okay, that's fair. In terms of the Osco deal, did that have a negative drag on gross margin? And secondly, can you quantify at all any benefit that it had on EPS?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

It had a slight drag on gross margin because I know what the overall markup was, but it was terrific gross margin dollars. I know that it contributed to about 1%, but we really didn't quantify exactly what it contributed to the EPS of the business. I wouldn't read anymore into that than that statement.

David Mann - Johnson Rice - Analyst

Okay. Lastly, you've gotten a couple of ads under your belt into November. Obviously you're still very upbeat to increase guidance into Q4. Can you give any sense on the first couple of weeks. Hass there been success that's led you to increase guidance and what are your thoughts on the competitive landscape in terms of what Wal-Mart is doing on toys and electronics and how you are positioned for that?

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

That's two separate questions. The first one, we really looked at raising guidance based upon our year-to-date performance and trends of the third quarter. So don't read anything into the fourth quarter. We really can't comment and wouldn't comment on anything on the fourth quarter, but we will at that particular point. As far as the competitive landscape goes, my personal feeling is it's as competitive as it always is and Wal-Mart is being very, very aggressive, but they're always very, very aggressive and other retailers will react and respond to it. We look at particularly the toy business and the electronics business pretty consistently. And I say pretty consistently, we're probably in stores three times a week in the way of competition just like every other retailer whenever they make an announcement they've lowered prices.

We certainly don't feel that, up until this point, we've had to make any major changes to the already planned program that we have for the fourth quarter based upon the actions they've taken. But remember the business that we're in, particularly in the toy business is not quite the same type of business that they find that they need to be competitive in, which is television, toys, and electronics. We're really not in televisions and toys and heavy into the electronics part of the toy business. We're staying the course. We think we have a very good toy strategy for this Christmas. I know you, David, have probably been into our stores and I know I've heard from other guys out there that have been into our stores. Our branded toy business is more significant this year than it's ever been before and I think we look very good.

David Mann - Johnson Rice - Analyst

I would have to agree. Thank you very much.

Operator

The next question comes from the line of [Mary Lee Zaco] with KeyBanc.

Mary Lee Zaco - KeyBanc - Analyst

Hi, guys, congratulations on a great quarter.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you.

Mary Lee Zaco - KeyBanc - Analyst

I just have a quick question. Since you guys are well ahead of your original plan for the year, would you guys consider ramping up store expansion next year?

Joe Cooper - Big Lots, Inc. - SVP & CFO

First, we'll talk about next year in March, but in the near-term we're very comfortable with our conservative store growth and just focusing on the operating results of the business and expanding the operating margins through our current suite of stores.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Mary Lee Zaco - KeyBanc - Analyst

Okay. And just a quick follow-up then. Looks like with higher inventory turns combined with products that have relatively lower margin, do you think these gross margin levels are sustainable?

Joe Cooper - Big Lots, Inc. - SVP & CFO

You're talking about the increase in third quarter, whether that's sustainable?

Mary Lee Zaco - KeyBanc - Analyst

Yes.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, all we can comment to is in the fourth quarter we are expecting improved gross margin rates from LY. Again, that's principally due to markdown savings against some of the clearance activity last year. As Steve answered just a few moments ago, we'll continue to evaluate how we're buying merchandise and the IMU perspective and talk about it in March.

Mary Lee Zaco - KeyBanc - Analyst

Okay, great. Thanks, guys.

Operator

The next question comes from the line of Jim Norris with Cooke & Bieler.

Jim Norris - Cooke & Bieler - Analyst

Hi, guys. Great quarter. I had a question with regard to margins. It's been a very long time since you guys have delivered results like this. But old-timers like me remember back in the 90s when you consistently delivered results even better than this. I guess my question is in regard to the really long-term, has the business changed to where that margin experience in the 90s is no longer appropriate as a guide to the future, or do you still view that period as something that could be achieved again?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

You know what, Jim, it's Steve. I'll answer that. I've been real consistent. We're not running the business the same way in 2006 as some people remember in the 90s. The retail business is not even remotely the same business today as it was in the 90s. In fact, I would tell you as a slight student of the business, I guess, I could call myself a student considering I have 30 years under my belt. I don't think we look backwards at all and I think you have to constantly look forward of what the model says and how you want to operate the Company and what we really want to achieve. The thing that I want to caution everybody about is that we're driving the business and we're going to continue to drive the business with gross margin dollars focused in mind.

There'll be times in the closeout business where the margins will be higher on deals than our overall average margin and there'll be times when the deals are lower than our overall average margin. And I don't want to really get hung up looking at a percentage number all the time, because I don't take percentages to the bank. I take gross margin dollars to the bank. We're really focused on what are the best deals for the consumer and what's the best value. Clearly if there was a deal that didn't deliver the kind of margin percent and dollars that we would be happy with, we'd pass on them. And we pass on deals every day just for that very reason. What I'm trying to say to you is I wouldn't look back, we're looking forward and we'll talk a lot more about how we see the model in March.

Jim Norris - Cooke & Bieler - Analyst

Okay. Then I also had a question about capital spending. And I know that for a number of years there you had been spending a lot of capital, upgrading stores and you had the name plate conversion on a number of stores, so you were kind of at the high-end of your CapEx spending cycle and now we're kind of at the low-end of that cycle. I'm curious what the future looks like there. How much longer can this lull in capital spending continue and when would you expect that to start stepping up again?

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

We will give you the same answer we've been giving all along, we'll talk about that in March. But I want you to be cautious. I wouldn't call it a lull in capital spending. The only real capital spending that we're not spending right now is we're not opening new stores at the same rate that the Company opened new stores in the past. And of course we're not retrofitting the stores to change names to Big Lots since we have a fleet of 1400 stores that are Big Lots. So that capital is not necessary. We also had a big capital expenditure because of the two DCs, plus the retrofit at the Columbus distribution facility. We're still spending the same amount of money upgrading our stores and doing all kinds of projects that are important for the Company and we'll continue to do that. And we'll talk about capital spending in March, probably for the next 36 months.

I know the question keeps coming up and you're not asking it directly and the young lady asked it before, are you going to ramp-up new stores, are you doing it, are you not doing it? We're not afraid to open new stores. We'll open as many as financially makes sense to us. We clearly have the capital and financial wherewithal to do it. It's just that right now real estate at the retail environment from our perspective is not a value. And I don't think that any one of my shareholders wants me to make investments in things that I don't think I can give them a fair return on that.

Jim Norris - Cooke & Bieler - Analyst

Okay, great answer. Thanks, guys, keep up the good work.

Operator

The next question comes from the line of Ron Bookbinder with Sterne Agee.

Ron Bookbinder - Sterne Agee - Analyst

Congratulations on another terrific quarter. The stores and merchandise do look great.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you.

Ron Bookbinder - Sterne Agee - Analyst

I think what everybody's trying to get at is what kind of leverage on SG&A can we expect going forward? You've done a terrific job with the strategy that you put in place last third quarter and getting a lot of leverage there. We can't expect the same amount of leverage going forward, but can we expect some in 2007 and beyond on the SG&A line?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Ron, I hate to be a repetitive record, but we'll talk about it in March. We're really focused on the operational aspect of the business. I would tell you that we're consumed with the fact that we know we need to be more efficient and just because we've done what we've done doesn't mean that we're going to give up and stop from there. That's the best way I can answer you right now. I guess we're all going to be looking forward to March.

Ron Bookbinder - Sterne Agee - Analyst

I know that, I recognize that.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Ron, it's clear that to expand the operating margin, we're going to be focused on principally doing that through SG&A leverage. That's clear in all the strategies we've communicated. That will be a goal of ours. We're working on a strategy to be able to achieve that, but clearly that's the line that we'll need to generate that operating margin expansion.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Ron Bookbinder - Sterne Agee - Analyst

While you've been focused on driving gross margin dollars, and done a terrific job on that, when do you think traffic may improve. Could it improve in Q4 versus last year?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Well, we don't talk about traffic. We almost don't know about traffic because we don't monitor traffic, Ron. We monitor the average sales check and the average units and number of units and things like that and that's what we report on and that's really been the success of the "raise the ring" program. I guess that's the best way to answer it.

Ron Bookbinder - Sterne Agee - Analyst

Okay. And lastly, why did you not buy any stock back in Q3, yet you expect to buy back in Q4?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, there was principally cash flow. We're going to buy it back in the fourth quarter when we have cash in the bank to do that. There's only $16 million left, so we'll do it in the fourth quarter and have it complete.

Ron Bookbinder - Sterne Agee - Analyst

Okay, great. Thank you.

Operator

[OPERATOR INSTRUCTIONS] The next question comes from the line of John Zolidis with Buckingham Research.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Hi, John.

John Zolidis - Buckingham Research - Analyst

Hi, good morning. A couple questions for you guys. Wondering if you could give us a little bit more color on the gross margin. You indicated that freight and higher IMU were the two components that contributed to the expansion, but you did not mention markdowns and I know that heading into the third quarter, you were supposed to see an improvement in markdowns. Were markdowns up or down in the third quarter?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I'll answer the question. We said that the back half we would have advantages in markdowns and I kind of did allude to the fact that markdowns were probably more under control in the third quarter, particularly when I alluded to the seasonal parts of the business. I don't know if you remember that piece of it, that we clear through seasonal even more vibrant than we thought we did. So to be quite honest with you, there was success in all three of those levels, but I still want to continue to make sure that we're taking markdowns as we see fit and need to take markdowns. Clearly the IMU was the biggest piece of it, freight helped a slight amount of it and a reduction in savings of markdowns from our original plan was a piece of it also, too, John.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

John Zolidis - Buckingham Research - Analyst

So there was improved markdowns, but it was very modest in the quarter.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

There were improved markdowns to our plan.

John Zolidis - Buckingham Research - Analyst

To your plan, so they were still up versus last year?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Were they slightly up?

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & Investor Relations

Slightly up. Keep in mind, John, also -- this is Tim. Keep in mind, we talked about the Osco deal earlier. There was a very strong desire of the Company to take the deal because it was impactful in-store and drove volume, but it was also very important that we get out of it by the end of the third quarter so that we pave the way for the "9 Weeks of Christmas" strategy. That desire to get out of that in a short period of time, it was really in the stores for maybe 12 to 13 weeks, did generate some incremental markdowns, but drove incremental gross margin dollars. So focusing in on just the markdown line, that Osco deal, clearly, we didn't have visibility to that months ago when we set our plan.

John Zolidis - Buckingham Research - Analyst

Okay, that's fair. You say you don't monitor traffic. I'm sure you monitor transactions at the store level. Do you have a plan to drive transactions some point in the future?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Do we have a plan to drive transactions? Is that your question, John?

John Zolidis - Buckingham Research - Analyst

Yes. Obviously it's great to see an improvement in the average transaction size, but if you have declining transactions over the long-term, that's eventually going to eat into that improvement. So I would imagine that you would prefer to see transactions go up at some point in the future and I was wondering if that's something you expect to happen?

Joe Cooper - Big Lots, Inc. - SVP & CFO

What we said is near-term tactical what we're doing to try to drive the comp is "raise the ring" through AUR and the basket. Longer term, clearly what you're saying is you can't lose customers every year forever or you won't have anybody in your stores. We understand that. We have a short-term strategy and a longer term strategy. Rob Claxton, our head of marketing, is working very hard on a marketing strategy that's tried to use the most efficient use of our marketing dollars to capture more basket through in-store signing. But certainly there's -- you've probably seen our new TV ads and effective use of ad circulars and other advertising that longer term would be -- yes, we certainly want transactions to moderate. But, again, we're talking about 2006 strategies and tactics and we'll talk a little more about our longer term strategies in March.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

John Zolidis - Buckingham Research - Analyst

Just a little housekeeping question. I was wondering if, in case I didn't hear this, if you could provide some updated depreciation guidance for the full year. The most recent guidance that I have is for $105 million for the year. And that was suppose to include some accelerated depreciation for store closings. It's now looking like you're going to close fewer stores, so I would imagine that depreciation should be lower?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, we're still on track for about $100 to $105 million for the year and that leaves a little north of $25 million for the fourth quarter.

John Zolidis - Buckingham Research - Analyst

Okay, great. Thanks. Good luck for the holidays.

Operator

The last question comes from the line of David Mann with Johnson Rice.

David Mann - Johnson Rice - Analyst

Yes, thank you. In the last quarter it looks like you've rolled out the Serta test that you had in mattresses. I was wondering if you could talk a little bit about what you're seeing with that rollout? And also any other tests that have reached that point where you plan on rolling it out?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I'll speak to the Serta test, because it is public information. David, you did catch that. It was on the front cover of week 2 November's piece. We made a conscious decision through a testing period that the branded name Serta could be something of great value to us and we executed that transition and ran it on the front cover last week and we were extremely pleased with the performance of Serta initially in the chain. We think that's a big opportunity for us and will be as we look forward. The average retail ticket is slightly higher than our private label program was, but not what I'd call significant, but clearly to be able to offer a name as recognizable as Serta just adds to the value of our strategy of brand names at closeout prices, because we are the price leader in that category. There are a lot of other tests that we have going on right now that will probably become a little bit more obvious as we go forward into the fourth quarter when you take a look at how we run our marketing and the strategy itself. Since we haven't gotten to those, I really can't speak to them right now.

David Mann - Johnson Rice - Analyst

Thank you very much.

Operator

We do have a couple more questions. The next one comes from Patrick McKeever with Avondale Partners.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Hi, Patrick.

Patrick McKeever - Avondale Partners - Analyst

Hi, good morning, everyone. This is kind of a broad question and I know it's not an easy one to answer, but what are you thinking vis-a-vis the minimum wage, the potential for a minimum wage hike next year, federal minimum wage hike, and how it might affect your business both from a top-line standpoint and also from a bottom-line standpoint?

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I can't -- I'm not an economist. We are absolutely aware of the, I want to say 17 states that had on their ballot minimum wage and it's probably more than likely that Congress next year is going to take it on. We're going to have to figure out how to deal with this. It's not what I'd call an absolute significant difference because our average wage is significantly higher than even the proposed new minimum wage. As an example, in Ohio, I think it went to $6.85, I think I'm pretty close to that. I think our average wage is well over $8. So from that perspective, we'll deal with it. We'll deal with it like we deal with a lot of other issues, just like every retailer in the United States is going to have to deal with it. As far as from an economic standpoint will it help our business or hurt our business, I absolutely don't think it's going to make a difference.

Patrick McKeever - Avondale Partners - Analyst

Okay, okay. And Steve, I know you were recently in the Orient. I was just wondering if you might provide maybe some comments on your trip and how things are going just from a sourcing overseas standpoint, maybe as it relates to engineered closeouts or whatever is relevant there.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I went over for a vendor summit, to be quite honest with you, and I think I mentioned that before. Some of you who follow us remember in January of last year we had a vendor summit here where we invited in a number of large manufacturers who we had either very little or almost no exposure with for one reason or another and we felt that that was an extremely successful summit, i.e., in a lot of our business and a number of classifications have improved dramatically because of building stronger relationships. I wanted to do the same thing over there. At the same time, we were opening up a sourcing office, a dedicated sourcing office in Shanghai. I thought it was important for me to take a look at. I thought the summit was very, very positive. There was probably between 175 and 200 there. There were a number of manufacturers who were there to learn about how we do business here in the United States and we had a number of our merchants over there at the same time, we have some there right now and we have a big group going in January. We're real pleased with that. And the sourcing office, I think, is going to be very, very helpful to us and continue to help us get better and better and better because the import part of the business is a growing part of our business. As far as the closeout piece of the business, it's a different animal over there. It's a relationship business. It's a little bit different than doing business here in the United States, but clearly there could be some opportunity and if anybody can figure it out, I think Big Lots and its organization can. And the Big Lots Capital group here, that's now being run by Chuck Haubiel, who's also here in the room, and I are going to take some time to strategize and figure out how we want to approach the Orient from that part of the business going forward.

Patrick McKeever - Avondale Partners - Analyst

Okay. Thank you very much. Good luck for the fourth quarter.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you.

Operator

The last question comes from the line of John Zolidis with Buckingham Research.

John Zolidis - Buckingham Research - Analyst

Hi, just one more follow-up question or housekeeping question. Can you just give us the ending selling square footage, please?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Ending third quarter?

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

John Zolidis - Buckingham Research - Analyst

Yes, please.

Joe Cooper - Big Lots, Inc. - SVP & CFO

29.9.

John Zolidis - Buckingham Research - Analyst

29.9. Can you give me another decimal point, please?

Joe Cooper - Big Lots, Inc. - SVP & CFO

4.

John Zolidis - Buckingham Research - Analyst

Awesome. Thanks a lot, guys.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

That's it?

Operator

At this time, we have no further questions.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you, everybody.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & Investor Relations

Thank you.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 5112. Again, that phone number is 1-800-207-7077, pin number 5112. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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FINAL TRANSCRIPT
Nov. 16, 2006 / 8:30 AM ET, BIG - Q3 2006 Big Lots, Inc. Earnings Conference Call

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